EXHIBIT 4.1

                                   EXHIBIT 4.1

         FOURTH: (A) The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Four Million Five Hundred Thousand (4,500,000) shares of Common Stock of the par value of $10.00 per share (hereinafter called "Common Stock").

         (B) Any amendment of the Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote.

         (C) The registered holders of the shares of Common Stock shall have only a preemptive right as set forth in this Article to purchase, at such respective equitable prices, terms, and conditions as shall be fixed by the Board of Directors, such of the shares of Common Stock of the Corporation or securities convertible into or carrying options or warrants to purchase such shares of Common Stock as may be issued for money from time to time. Unless eliminated, restricted or modified in accordance with the last sentence of this paragraph (C), such preemptive right shall apply to all shares issued after the first 3,000,000 shares, whether the additional shares constitute a part of the shares presently or subsequently authorized or constitute shares held in the treasury of the Corporation, except that the holders of the Common Stock shall have no preemptive right to purchase or subscribe for all or any part of 198,363 shares of presently authorized but unissued Common Stock. The preemptive right of the holders of Common Stock to purchase or subscribe for additional shares of Common Stock may be eliminated, restricted or modified by the amendment of the Certificate of Incorporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

         (D) The holders of securities convertible into or carrying options or warrants to purchase shares of Common Stock shall have no preemptive right, as such holders, to acquire any shares or securities of any class that may at any time be issued by the Corporation.